Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders of
Data Systems and Software, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-88442, 33-99196, 33-94974, 333-65799, 333-36159, 333-82418, and
333-82416) on Form S-8 and the registration statements (Nos. 333-90017, 333-76614, 333-92174 and 333-102334) on Form S-3 of Data Systems and Software, Inc. of our report dated March 7, 2003, except as to the first paragraph of Note 4 and the second and third sentences of the third paragraph of Note 10(b), which are as of April 10, 2003, with respect to the consolidated balance sheet of Data Systems and Software, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003 annual report on Form 10-K of Data Systems and Software, Inc. Our report refers to changes in accounting for purchase method business combinations completed after June 30, 2001 and for goodwill and intangible assets beginning January 1, 2002.

/s/ KPMG LLP


Short Hills, New Jersey
March 31, 2004